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EXHIBIT 11.2

WESTFIELD AMERICA, INC.
COMPUTATION OF PER SHARE EARNINGS
For the Three Months Ended June 30, 2000 (Restated)
(Amounts In Thousands Except Per Share Amounts)

			Days Outstanding	Weighted Average Shares Outstanding
Average share price for three months ended June 30, 2000(1)		$13.87
BASIC
Common shares outstanding:
As of April 1, 2000	73,350		91	73,350
Net income				$12,364
Less dividends on preferred shares:
Series A		$2,172
Series B		666
Series C		1,594
Series C-1		531
Series C-2		531
Series D		2,656
Series D-1		531
Series E		1,829		(10,510)

Net income allocable to common shares				$1,854

Basic earnings per share amount				$0.03

DILUTED
Common shares outstanding:				73,350
1996 Warrants:
As of April 1, 2000	6,246
Series A Preferred Shares	(5,871)

Excess 1996 Warrants (a)	375

Per Share Price
Average Market Price (b)		$13.87
Exercise Price (c)		$16.01
Common equivalent shares ((b-c)/b)*a			91	0
1997 Warrants:
As of April 1, 2000	2,090
Series B Preferred Shares	(1,800)

Excess 1997 Warrants (d)	290

Per Share Price
Average Market Price (b)		$13.87
Exercise Price (e)		$15.00
Common equivalent shares ((b-e)/b)*d			91	0

EXHIBIT 11.2 (Continued)

WESTFIELD AMERICA, INC. AND SUBSIDIARIES
COMPUTATION OF PER SHARE EARNINGS (Continued)
For the Three Months Ended June 30, 2000 (Restated)
(In Thousands Except Per Share Amounts)

					Days Outstanding	Weighted Average Shares Outstanding
2000 Warrants:
As of June 1, 2000		2,840
Series F Preferred Shares		(2,703)

Excess 2000 Warrants (f)		137

Per Share Price
Average Market Price (b)			$13.87
Exercise Price (g)			$19.42
Common equivalent shares ((b-g)/b)*f					30	0
1998 Subscription Agreement:
Subscription agreement amount	A$	465,000
Exchange Rate @ 6/30/00		$0.6005	$279,233	(h)
Per Share Price
Average Market Price (b)			$13.87
Common equivalent shares (h*.05)/(b*.95)			1,060		91	1,060
Weighted average common and common equivalent shares						74,410

Net income						$12,364
Less net income allocable to preferred shares						(10,510)

Net income allocable to common shares						$1,854

Diluted earnings per share amount						$0.02

Note—The Company's preferred shares, Partnership Preferred Units, Investor Unit Rights and Independence Partnership Units were not included in the earnings per share calculation as their effect is antidilutive.

(1)
The share price used for the EPS calculation is based on the average daily closing market price of the Company's common stock as reported by the New York Stock Exchange.

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EXHIBIT 11.2
WESTFIELD AMERICA, INC. COMPUTATION OF PER SHARE EARNINGS